U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
Amendment No. 7

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALIFORNIA NEWS TECH
(Exact name of Registrant as specified in its charter)

NEVADA                                                                                                                                                                                      88-0417389
(State or other jurisdiction of incorporation or organization)                                                                      (I.R.S. Employer Identification Number)

529 Buchanan St., San Francisco, CA      94102
(Name and address of principal                                                                                                                                               (Zip Code)
executive offices)

Registrant's telephone number, including area code:                                                                                                           (415) 861-3421

COPIES OF COMMUNICATIONS TO:    Kyleen E. Cane, Esq., 3199 E. Warm Springs Rd. Suite 200, Las Vegas, NV 89120, Phone (702) 312-6255; Fax: (702) 944-7100, Agent for service of process

Approximate date of commencement of proposed sale to the public:     As soon as practicable after the effective date of this Registration Statement .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	PROPOSED	PROPOSED
CLASS OF	MAXIMUM	MAXIMUM
SECURITIES	OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE (1)	PRICE (2)	FEE (2)
Common Stock (3)	1,000,000 shares	$1.00	$1,000,000	$90
Warrants (4)	1,000 warrants	$0	$0	$0
Warrants (5)	10,000 warrants	$0	$0	$0
Common Stock Underlying Warrants (6)	1,000,000 shares	$2.00	$2,000,000	$162
Common Stock Underlying Warrants (7)	1,000,000 shares	$1.00	$1,000,000	$81

(1) This price was arbitrarily determined by California News Tech
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3) These shares of common stock refer to the offering to the general public of 1,000 units for $1,000.00 per unit
(4) These warrants are included in the offering to the general public
(5) These warrants will be issued to new DNAshare Subscribers and Strategic Partners
(6) These shares of common stock are underlying the warrants which are a component of the offering to the general public. The offering to the general public consists of 1,000 units for $1,000.00 per unit with each unit consisting of 1,000 shares of our common stock, plus 1 warrant to purchase an additional 1,000 shares of our common stock for $2.00 per share.
(7) These shares of common stock are underlying the 10,000 warrants to purchase 100 shares of common stock at $1.00 per share offered to new DNAshare subscribers and Strategic Partners.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated April 06, 2004
California News Tech

P R O S P E C T U S
  CALIFORNIA NEWS TECH
     1,000 Units         $1,000.00 Per Unit
One Unit equals 1,000 shares of common stock, plus 1 warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months, and

10,000 warrants for new DNAshare subscribers or Strategic Partners
Each warrant is to purchase 100 shares of common stock at $1 per share, exercisable for 12 months and available only to new DNAshare subscribers or Strategic Partners while the warrants last

                                                                                                  Offering Price    Commissions  Proceeds After Commissions
Per Unit    $1,000.00                                                $100.00                                                          $900.00
Per Warrant                                                                             N/A                                                         N/A                                                               N/A
Total        $1,000,000                                              $100,000                                                        $900,000
Minimum Offering                                                                  $250,000                                                 $25,000                                                           $225,000

There are no prior agreements for the purchase of the Units or Warrants being offered to new DNAshare subscribers. An officer and director, Mr. Munz, will attempt to offer and sell all of the Units. We may use a registered broker dealer only to assist in the sales of the Units, although at this time no such broker has been identified. If a broker-dealer is used to assist in the sales of Units, we will allow a maximum commission of 10% on broker sales. There is a minimum of $250,000 worth of Units required for this offering to close and the proceeds of any sales will be segregated in a Company bank account and not used pending our reaching this amount of sales. Management, principal shareholders, or their affiliates will not acquire securities to reach the minimum offering. No escrow agent will be used in this offering. The $900,000 net proceeds shown above is before deduction of offering expenses estimated at $45,000, which includes legal and accounting fees and printing costs.

Unit Offering to the General Public: 1,000 units for $1,000.00 per unit where the purchase of one unit includes one warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months from the closing date of the offering. This offering will close whenever all of the shares are sold, or 90 days after the effective date of this prospectus, whichever is sooner. The directors have the discretion to extend the offering period for an additional 90 days, if necessary. In the event that the minimum amount is not received, the Company will promptly return the proceeds to the subscribers. The warrants in this offering are not exercisable in fractions.

Offering to new DNAshare subscribers and Strategic Partners: In addition, we will retain broad discretion to issue a different class of warrants where each warrant is to purchase 100 shares at $1 per share, exercisable for 12 months from the issuance of the warrant. These warrants will be given to each new DNAshare subscriber or strategic partner until either no warrants remain or the offering is terminated. The issuance of these warrants will not be based upon any predetermined formula, however; the number of warrants issued will be determined by the Company while taking into value of the subscription received and the levels of success due to the efforts of any strategic partner. This offering will commence promptly following the effectiveness of the registration statement. We will withhold the issuance of these warrants until such time when the minimum amount is received in the unit offering to the general public. All grants of these warrants will be declared null and no additional grants will be made in the event that the minimum amount of the unit offering to the general public is not reached. This offering does not have a minimum offering amount; however, this offering would terminate for failure to sell the minimum offering amount in the unit offering to the general public. A "subscriber" is any user who pays a monthly or annual amount to have access to our product. A "strategic partner" is any person or entity that assists us in marketing or selling our products. We have potentially identified strategic partners, but no agreements have been finalized at the present time. This offering will close whenever all warrants are issued, or nine months after the effective date of this prospectus, whichever is sooner. The warrants in this offering are not exercisable in fractions.

There is no public market for our common stock. We have registered the shares contained in each of the Units and the common stock underlying each of the warrants in the Units and the Warrants being offered to DNAshare subscribers. The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: April 06, 2004

TABLE OF CONTENTS
PAGE
Summary	3
Risk Factors	6
Since we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations	6
Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about the company's ability to continue as a going concern without raising additional capital	6
If we are not able to succeed in marketing our product, making sales and maintaining a large enough customer base to support our business operations, we will not be able to achieve profitable operations	6
A failure to raise substantial proceeds in this offering will inhibit our marketing ability which will likely result in our inability to be able to attract a large enough client base to achieve profitable operations	7
Even if we are successful in selling this offering and thereby obtaining the funding necessary to operate for the next 12 months, we may need additional outside funding after that and if such funding is not available, the growth of our business and our ability to sustain operations may be impaired	7
If we were unable to attract, train, or retain any of our key personnel or managers, our business could fail because our success is dependent in part upon the services of qualified personnel	7
Because our officers and directors have various outside interests and currently provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail	8
If no market develops for our common stock, investors may be unable to sell their securities	8
If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity	8
There are some limitations inherent in DNAshare's measurement of media sentiment that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.	8
If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations	9
If we are not granted full patent protection for our intellectual property, we may have difficulty safeguarding our proprietary technology potentially resulting in our competitors utilizing our technology and impairing our ability to achieve profitable operations.	9
If any of our competitors infringe on our intellectual property rights, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	10
Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly	10
If we are unable to continually upgrade and expand our systems in order to keep up with the rapid technological change within our industry, we will not be able to compete within our industry and our business will fail	10
We are in a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers which could harm or limit our ability to attract and retain customers or expand our business.	11
If there are events or circumstances effecting the continued use, performance, and reliability of the Internet, access to our product and/or the functionality of our product could be impaired causing a negative affect on the financial results of our business operations.	12

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The continuing conflict in Iraq, future terrorist attacks and threats of or actual war may negatively impact all aspects of our operations, revenues, and costs.	12
In the event that we attempt to take part in any business combinations, we face risks associated with any potential business combinations which may negatively impact all aspects of our operations.	12
Forward-Looking Statements	13
Use of Proceeds	14
Determination of Offering Price	15
Dilution	16
Selling Shareholders	16
Plan of Distribution	16
Legal Proceedings	19
Directors, Executive Officers, Promoters and Control Persons	19
Principal Shareholders	22
Description of Securities	23
Interest of Named Experts and Counsel	24
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	24
Organization Within Last Five Years	24
Description of Business	25
Management’s Discussion and Analysis or Plan of Operations	34
Description of Property	38
Certain Relationships and Related Transactions	38
Market for Common Equity and Related Stockholder Matters	40
Executive Compensation	44
Financial Statements	46
Changes in and Disagreements with Accountants	47
Available Information	47

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

Our Business

California News Tech was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. We changed our name to reflect our recently revised business plan in which we focus on providing customers online news media analysis for a monthly subscription fee. This service is called DNAshare and can be accessed at www.DNAshare.com.

Our online news media analysis service attempts to capture, measure, and graph trends about the way both the American economy in general and specific publicly traded companies are perceived by the news media. We believe that this summarized information about media sentiment can be helpful to our customers because our customers can interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

We have only recently formulated our business plan and commenced operations. Our business operations are therefore in the start-up phase and we have earned only minimal revenues.

Our principal executive offices are located at 529 Buchanan St., San Francisco, CA, 94102. Our telephone number is (415) 861-3421.

The Offering

Securities Offered     Unit Offering to the general public: 1,000 Units for $1,000.00 per Unit with each Unit containing 1,000 shares of our common stock, plus 1 warrant to purchase an additional 1,000 shares of our common stock for $2 per share, exercisable for 12 months from the closing date of the offering, and

Offering to new DNAshare subscribers and Strategic Partners: 10,000 warrants with each warrant allowing the purchase of 100 shares of common stock at $1 per share, exercisable for 12 months from the issuance of the warrant. A DNAshare subscriber is a person or entity that subscribes through a Subscription Agreement to the DNAshare product. A Strategic Partner is any person or entity that assists us in marketing or selling our products. We will retain broad discretion in determining the number of warrants that will be given to each new DNAshare subscriber and strategic partner. The issuance of these warrants will not be based upon any predetermined formula, however; the number of warrants issued will be determined by the Company while taking into account the value of the subscription received and the levels of success due to the efforts of any strategic partner.

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The warrants in either offering set forth above are not exercisable in fractions and all shares underlying the warrant must be purchased upon its exercise.

Minimum Offering     Unit Offering to the general public: Stock purchase proceeds will be segregated into a separate account pending receipt of subscriptions for units equal to at least $250,000. If this minimum is not received, each investor will be returned promptly his entire investment without interest and this offering will be terminated. Management, principal shareholders, or their affiliates will not acquire securities to reach the minimum offering. Once this minimum is received, all investment proceeds will be deposited into our operating account and used in our business affairs.

Offering to new DNAshare subscribers and Strategic Partners:
These warrants will be given to each new DNAshare subscriber or strategic partner. This offering will promptly commence following the effectiveness of the registration statement. We will withhold the issuance of these warrants until such time when the minimum amount is received in the unit offering to the general public. All grants of these warrants will be declared null and no additional grants will be made in the event that the minimum amount of the unit offering to the general public is not reached.

Minimum                    Unit Offering to the general public: Purchasers of Units will be required to purchase at least one full Investment Unit. No fractional Units will be sold.

Offering to new DNAshare subscribers and Strategic Partners:
New DNAshare subscribers or Strategic partners will be entitled to receive Warrants. Each subscriber will be required to sign and agree to a minimum one year agreement for our online news media analysis services. Each Strategic Partner will be required to sign a Strategic Partner agreement. Early cancellation of these relationship agreements will void any Warrant issued. This offering does not have a minimum offering amount; however, this offering would terminate for failure to sell the minimum offering amount in the unit offering to the general public. In such case, all grants of these warrants will be declared null and no additional grants will be made.

Use of Proceeds         Net proceeds from this offering will be used, among other things, for: (1) general and administrative expenses, and; (2) research and development expenses associated with continuously evaluating and enhancing the operation of our Internet web site that we use to provide our services; (3) marketing and sales of these services

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                               which include primary media advertising and targeted direct mailings; and (4) provide our business with working capital to support our business operations. If we succeed in raising the maximum amount of this offering, as portion of the proceeds will be used to discharge debt and pay management salaries.

Best Efforts                The offering is being sold by an officer and director, Mr. Munz, on a best efforts basis. Management may enter into an underwriting
Offering    agreement for this offering at a later date.

This offering
will expire                   Unit Offering to the general public: The unit offering to the general public will close whenever all of the shares are sold, or 90 days after the effective date of this prospectus, whichever is sooner. The directors have the discretion to extend the offering period for an additional 90 days, if necessary.

Offering to new DNAshare subscribers and Strategic Partners: The offering to new DNAshare subscribers and Strategic Partners will close whenever all of the warrants are issued, or nine months after the effective date of this prospectus, whichever is sooner.

Registration of
Securities                   We have registered the common stock being offered in the Units and the underlying common stock in each of the warrants provided with the Units and the warrants distributed to DNAshare subscribers or Strategic Partners. We are not registering the warrants for resale and the warrants will not be separately tradable at any time. Only the common stock in either offering set forth above is tradable. The warrants in either offering are not tradable, but when exercised into common stock, those common shares are tradable. In the unit offering to the general public, the unit must be divided to separate the warrants from the common stock prior to being able to trade the common stock.

Summary Financial Information
	Fiscal year ended: December 31, 2003	Fiscal year ended: December 31, 2002
Balance Sheet Data
Cash	$ 8,525	$ 48,874
Total Assets	$ 310,586	$ 353,760
Liabilities	$ 159,553	$ 78,663
Total Stockholders' Equity	$ 151,033	$ 275,097
Income Statement Data
Net Income <Loss>	$ (134,064)	$ (115,085)

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Due to any of these risks you may lose all or part of your investment.

Since we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations.

We were incorporated on January 22, 1999, and continue to organize our business operations. We are primarily engaged in seeking out our initial service contracts for our new product, DNAshare. Until we demonstrate that we can secure an ongoing supply of service contracts and provide the services called for in those contracts, there can be no assurance that our business will achieve commercial viability and provide stock purchasers with an investment they will not lose.

Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about the company's ability to continue as a going concern without raising additional capital.

We incurred a net loss of $134,064 for the fiscal year ended December 31, 2003 and a net loss of $115,085 for the fiscal year ended December 31, 2002. The future of the Company is dependent on its ability to obtain financing and upon future profitable operations from DNAshare. These factors raise substantial doubt that the Company will be able to continue as a going concern.

If we are not able to succeed in marketing our product, making sales and maintaining a large enough customer base to support our business operations, we will not be able to achieve profitable operations.

As a company that has developed a new software system relatively early in the initial stages of release, we face substantial risks, uncertainties, expenses and difficulties. These risks and uncertainties include the following:

-    Our ability to market and distribute DNAshare;

-    Our ability to expand into new markets;

-    Our ability to maintain and enhance our brand name;

-    Our ability to develop and implement tools for generating revenue and making our website a profit center.

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We may be unable to accomplish one or more of these goals, which could cause our business to suffer.

A failure to raise substantial proceeds in this offering will inhibit our marketing ability which will likely result in our inability to be able to attract a large enough client base to achieve profitable operations.

We believe we can grow our business by applying some of the proceeds from this offering to marketing and sales. If we are not successful in selling all of this offering, a lesser amount of money will be available to promote our services. As a result, our ability to market our product will be inhibited. In the event that we do not receive adequate proceeds and our marketing efforts impaired, it is likely that we will not be able to attract a large enough client base to achieve profitable operations.

Even if we are successful in selling this offering and thereby obtaining the funding necessary to operate for the next 12 months, we may need additional outside funding after that and if such funding is not available, the growth of our business and our ability to sustain operations may be impaired.

If we are successful in selling out this offering we expect to have sufficient capital to operate for 12 months. It is possible that by that time our business operations will be sufficiently established to provide ongoing work from repeat or referred business. If this is not the case and if revenue from operations by that time is not sufficient to sustain the ongoing marketing efforts, we will need to raise additional capital. There can be no guarantee that we will be able to do so. If we are not able to do so, our potential for growth and business prospects will suffer.

If we were unable to attract, train, or retain any of our key personnel or managers, our business could fail because our success is dependent in part upon the services of qualified personnel.

Our current management team and technical personnel play a key role in our operations and in the further development of our business. The loss of their services could adversely impact our business and chances for success. Upon a successful initial public offering, we anticipate that we will employ most of the management team on a full time basis. However, we do not currently have any employment agreements with any of our directors, officers or other employees. In addition, new laws and regulations affecting corporate governance may impede our ability to retain and/or attract board members and executive officers. Our performance will greatly depend on our ability to hire, train, and retain key employees.

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Because our officers and directors have various outside interests and currently provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our officers have various outside interests. Because we are in the early stages of our business reorganization, many of our officers will not be spending a significant amount of time on our business. Mr. Munz, our President and Chief Executive Officer, currently devotes approximately 40 hours of his time to company matters. Martin Barrs, our Chief Technology Officer, and Bob Jaspar, our Secretary and Controller, both currently devote approximately 10 hours per week on our business. Competing demands on our officers’ time may lead to a divergence between their interests and the interests of other shareholders. As a result, they may not be willing or able to devote a sufficient amount of time to our business operations, causing our business to fail.

If no market develops for our common stock, investors may be unable to sell their securities.

No market exists at the present time for our common stock. Investors in the offering will purchase securities that cannot be resold by those investors since no market exists. Even though we intend to create a public market for our common stock, there can be no assurance when the market will develop or if the market will ever develop. If we are not successful in developing a market for our common stock, investors will not be able to sell their securities.

If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity.

Our engagements involve information technology that is critical to our clients’ businesses. Sales of our services will be based on convincing the client that we can meet their needs. Failure to meet those needs could result in:

•    delayed or lost revenues due to adverse client reaction;
•    requirements to provide additional services to a client at no charge;
•    refunds of monthly subscription fees for failure to meet service level obligations;
•    negative publicity about our services, which could inhibit our ability to attract or retain clients; or
•    claims for damages against us, regardless of our responsibility for such failure.

The occurrence of any of the foregoing would impact our business in a negative manner and militate against the investor receiving a return on his or her investment.

There are some limitations inherent in DNAshare's measurement of media sentiment that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.

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There are many ways to gauge media sentiment and the way we measure it may not be accurate or may be less accurate than other methods. For example, DNAshare does not assign any greater weighting to media reports from major outlets such as USA Today than it does to relatively obscure publications with a much more limited circulation. Thus, our measure of media sentiment does not include any adjustment for the fact that a media report about a company from a major media outlet may have a greater effect upon public perception than would an article from a minor media source. Our product also does not include the analysis of any media reports that do not appear on the internet and thus excludes from consideration a potentially large number of media reports. For example, some television and radio media outlets do not reduce their reports to writing and distribute them on the internet. Such reports are not identified or measured by our product, even though they can be expected to affect overall media sentiment. Another limitation on our product as an accurate measure of media sentiment is that our product does not account for errors introduced by reason of statistically inadequate sample sizes. For example, if there are only a handful of media reports about a particular company during the period of time selected by a customer, the resulting DNAshare graph may not accurately reflect overall media sentiment during that period of time. Although DNAshare discloses the number of media reports used to prepare each graph, we do not purport to identify for our customers whether the results would be considered statistically significant using commonly accepted tools of statistical analysis. The foregoing examples illustrate only some of the limitations inherent in DNAshare that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.

If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our technology does not infringe on issued patents, trademarks, and/or copyright rights of others. Because patents applications in the United States are not publicly disclosed until the patent has been issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted full patent protection for our intellectual property, we may have difficulty safeguarding our proprietary technology potentially resulting in our competitors utilizing our technology and impairing our ability to achieve profitable operations.

To begin the process of safeguarding our intellectual property, we have filed a provisional patent application with the United States Patent and Trademark Office. A provisional patent application is a short version of a patent application used to establish

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an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The act of filing a regular patent application does not guaranty that the company will receive a patent. If we do not file a regular patent application timely or in the event that we do file a regular patent application and it is not granted, the Company may have difficulty safeguarding its proprietary technology. The failure to adequately protect our proprietary technology could result in our competitors utilizing our technology and impair our ability to achieve profitable operations.

If any of our competitors infringe on our intellectual property rights, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Until such time that we are granted full patent protection for our intellectual property, we rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and content license agreement and user agreement restrictions on disclosure and use to protect our intellectual property. We also enter into confidentiality agreements with our employees and consultants, and seek to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain, misappropriate, infringe and use the content on our Web sites or our other intellectual property without authorization. A failure to protect our intellectual property could seriously harm our business, operating results and financial condition. In addition, we may need to engage in litigation in order to enforce our intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and other resources, either of which could have negatively affect our business, operating results and financial condition.

Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly.

We do not currently have any full time management employees. Instead, we contract with other companies and outside consultants. We also rely on outside service providers for technical, accounting and legal services. Should these service providers encounter operating difficulties or any unforeseen events, we may be forced to seek new providers or strategic partners. If our Internet and other service providers are unable to serve our needs for a sustained time period as a result of a strike, war, or natural disaster, or any business reason, our business will be impaired because we will be unable to provide our service to our clients.

If we are unable to continually upgrade and expand our systems in order to keep up with the rapid technological change within our industry, we will not be able to compete within our industry and our business will fail.

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We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our future revenues may depend on the number of items listed by users. We need to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased traffic on our site and to implement new features and functions, including those that may be required under our contracts with third parties. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely fashion.

We must continually improve our technology systems in order to accommodate the level of use of our website. We must continuously evaluate and implement the most user-friendly format for providing our service. We must upgrade our computer software systems and maintain computer hardware compatible with current industry use to compete in our industry. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience of our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

We are in a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers which could harm or limit our ability to attract and retain customers or expand our business.

The market for Internet services and products is intensely competitive and rapidly changing. The number of websites on the Internet competing for consumers' attention and spending has proliferated and we expect that competition will continue to intensify. We compete, directly and indirectly, for advertisers, viewers, members and content providers.

Many of our existing competitors, as well as a number of potential new competitors, have longer, more established operating histories in the Web market, greater name recognition, larger customer bases, higher amounts of user traffic and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements. Further, we cannot assure you that they will not develop services that are equal or superior to ours or that achieve greater market

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acceptance than our offerings. Increased competition could also result in price reductions, reduced margins, operating losses, or loss of market share, any of which could seriously harm our business, results of operations, financial condition, and ability to achieve profitable operations.

If there are events or circumstances effecting the continued use, performance, and reliability of the Internet, access to our product and/or the functionality of our product could be impaired causing a negative affect on the financial results of our business operations.

We are dependent on the use of the Internet, particularly for financial news and information, as well as in the continued use, performance, and reliability of the web and in the event that the use, performance, or reliability of the Internet is significantly effected, access to our product and/or the functionality of our product and business could be impaired causing a negative affect on the financial results of our business operations. The risks and uncertainties associated with the Internet include the following:

               -      The Internet infrastructure may not be able to support the demands placed on it by continued growth and usage resulting in interruptions in service or other delays;
               -      The existence of any computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data;
               -      A decrease in Internet commerce attributable to security concerns related to transmitting and/or safely storing personal and confidential information; and
              -       Future government regulation could inhibit the growth of Internet commerce or have the result of increasing the cost of conducting business over the Internet due to the need to comply with new government regulations;

The continuing conflict in Iraq, future terrorist attacks and threats of or actual war may negatively impact all aspects of our operations, revenues, and costs.

The continuing conflict in Iraq and the events of September 11, 2001, as well as events occurring in response or connection to them, including future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military disruptions may impact our operations and/or Internet commerce. Any of these events could cause consumer confidence and spending, including spending on the Internet, to decrease, which may impact our online advertising revenues and receipt of additional subscriptions. The continuing conflict in Iraq, and further acts of terrorism and civil disturbances in the United States or elsewhere could have a significant impact on our operating results, revenues and costs.

In the event that we attempt to take part in any business combinations, we face risks associated with any potential business combinations which may negatively impact all aspects of our operations.

Although we do not anticipate any business combinations at the present time, we may do so in the future. There are no current preliminary agreements or understandings to merge

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or acquire any other company. In the past, we have unsuccessfully attempted to take part in business combinations. On one occasion we entered into preliminary discussions relating to a merger agreement. This agreement was never consummated due to changes in the marketplace and concerns about the viability of the other entity. Additionally, in one other circumstance, we entered into an agreement to be acquired. This agreement was later cancelled by a mutual rescission agreement signed by both entities. Business combinations entail numerous risks, including an inability to successfully complete the business combination or assimilate operations and products, diversion of management's attention, loss of key employees and substantial transaction costs. Moreover, any future business combinations may result in dilution of equity securities, the incurrence of additional debt, large one-time write-offs and the creation of goodwill or other intangible assets that could result in significant amortization expense. Any of these problems or factors could seriously harm our business, financial condition and operating results. We cannot predict the effects of the completion, or the failure to complete any business combination, will have on our business, results of operations and financial condition.

Forward-Looking Statements

Many statements made in this prospectus are forward-looking statements that are not based on historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under this section entitled Risk Factors.

This prospectus contains information about our business and the Internet. This information is based on a number of assumptions. The assumptions include that:

•    no catastrophic failure of the Internet will occur;
•    the use of e-commerce by the public will continue to expand;
•    no excess regulation by the government will come about;
•    access to and the ease of use of the Internet will continue to grow; and
•    Internet security and privacy concerns will be adequately addressed.

If any one or more of the foregoing assumptions turns out to be incorrect, actual results may differ from the projections based on these assumptions. The Internet-related markets may not grow as we expect them to. The failure of these markets to grow as expected may have a material adverse effect on our business, results of operations and financial condition.

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USE OF PROCEEDS

We will receive proceeds of approximately $900,000 from the sale of the Units, if the maximum number of Units are sold, after deducting sales commissions. Commissions will only be paid in the event that we use a registered broker dealer to assist in the offering.

The principal purpose of this offering is to increase our capital in order to best enable us to proceed with the execution of our business plan. This disclosure in this section reflects our current anticipated expenditure plans with respect to the proceeds of this offering. Pending any use, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

If we succeed in raising the maximum amount of this offering, we will use $43,500 of the proceeds to discharge a portion of the debt incurred as operating expense, representing compensation to two officers. All remaining debt incurred by the company is carried without interest and will be paid down over 24 months from the date of the closing of this offering out of the future cash inflows.

The actual expenditures of the proceeds of this offering will be determined by our board of directors in the best interests of advancing our business. The actual expenditures will also vary from the estimated use of proceeds if less than all of the shares offered are sold.

We expect to use the net proceeds from this offering as follows:

	Assuming all units are sold	Assuming 50% of the units are sold	Assuming the minimum number of units are sold
Gross Proceeds	$1,000,00	$500,000	$250,000
Commissions	100,000	50,000	25,000
Offering Expenses	45,000	45,000	45,000
Net Proceeds	855,000	405,000	180,000
General & Administrative Expenses	225,000	125,000	75,000
Research & Development Expenses	180,000	90,000	25,000
Marketing/Sales	225,000	100,000	25,000
Discharge Debt / Management Salaries	43,500	0	0
Working Capital	181,500	90,000	30,000
Total Budget	$1,000,000	$500,000	$250,000

General and administrative expenses will cover those expenses necessary to support our business operations and enable us to produce and deliver our services. These expenses will include rent, administrative and management salaries, supplies, computer servers estimated to cost between $10,000 and $20,000, and other general expenses.

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Marketing and sales expenses will include all expenses associated with our marketing plan to promote our product. We plan to implement a three phase marketing plan in the event that we are successful in selling all units in this offering. We first plan to market our product to the community of on-line investors and to facilitate this plan will intend to recruit and use a sales force of independent sales representatives. We plan to use part of the proceeds to recruit our sales force by using traditional means such as newspaper advertisements and employment agencies. During the second and third phase of our marketing plan we intend to seek out strategic partnerships and distribution agreements with larger customers, some of which will resell our own product to their own customers in exchange for a fee to us. We have not yet formed detailed plans for the second and third phase, but plan to use a part of the proceeds to implement the second and third phase of this marketing plan. In addition, the marketing and sales expenditures will also be allocated to media advertising, targeted direct mail, electronic mail and other electronic advertising of our product.

Research and development expenses will be expended primarily to continuously evaluate and enhance the functionality and operation of our product and Internet web site that we use to provide our services.

Working capital will be used to support other expenditures related to the growth and expansion of our business and the movement of our business into new facilities. If we are successful in selling all units in this offering, we will require working capital to move into new facilities and to pay the expenses of new employees. In addition, we anticipate that part of the proceeds allocated to working capital will be used to pay $43,500 to discharge part of the debt incurred as an operating expense. We believe that this growth rate can be accomplished based on the fact that our product is unique and we have received positive feedback when demonstrating how our product operates at two different conferences. However, we can provide no certainty or assurance that we will be able to sell any specified number of units in this offering, if any, or acquire any specific amount of customers.

DETERMINATION OF OFFERING PRICE

The per Unit offering price of our common stock was arbitrarily determined based on our current perceived financing needs. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

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DILUTION

An investment in this offering will undergo immediate dilution when compared with the net tangible assets of California News Tech. The following table illustrates the per share dilution in net tangible book value to new investors if 100% of the entire offering is sold, if 50% of the offering is sold and if the minimum offering is sold. Calculations are based on 2,506,333 capital shares outstanding at December 31, 2003, and at the different levels of the offering sold as indicated after the deduction of offering expenses.

Percent of offering sold	100%	50%	Minimum
Public offering price per Share	$1.00	$1.00	$1.00
Net tangible book value per share as of December 31, 2003	($0.06)	($0.06)	($0.06)
Increase per share attributed to investors in this offering	$0.25	$0.13	$0.06
Net tangible book value per share as of December 31, 2003, after this Offering	$0.19	$0.07	$0.00
Net tangible book value dilution per share to new investors	$0.81	$0.93	$1.00
Net tangible book value dilution per share to new investors expressed as a percentage	81%	93%	100%

The information set forth in the table above regarding dilution assumes the sale of all shares offered, one-half of the shares offered and one-quarter of the shares offered, respectively. As the table reveals, as fewer than all shares offered are purchased, those who do invest in the offering will undergo even greater dilution of their investment dollar than if the offering were fully subscribed.

SELLING SHAREHOLDERS

There are no selling shareholders in this offering of common stock. All stock will be sold by California News Tech.

PLAN OF DISTRIBUTION

The following officers and directors are selling the Units being offered through this prospectus:

Name of Officer/Director  Position
Marian Munz                                                                                             President and Director

In order to make the necessary sales, Mr. Munz plans to directly contact selected individuals and entities with whom they have a prior relationship and whom they believe

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will have an interest in the offering. We will not pay any commission on any sales of any shares by Mr. Munz. Mr. Munz will be exempt from registration as a broker-dealer under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended.

Rule 3a4-1 defines the safe harbor circumstances under which a person associated with an issuer, who participates in the distribution of securities, shall be deemed not to be brokers subject to registration. Mr. Munz will be able to claim this exemption because he will be able to satisfy the four requirements of the rule. First, he will not be subject to a statutory disqualification (as defined in Section 3(a)(39) of the 1934 Act) at the time of his participation in the sale of the issuer’s securities. Second, he will not receive any compensation in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities. Third, he is not now and will not be at the time of his participation an associated person of a broker or dealer. Lastly, Mr. Munz as the President and Chief Executive Officer will primarily perform substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities, Mr. Munz is not a broker dealer and has not been associated with a broker dealer within the preceding 12 months, and Mr. Munz has not and will not participate in selling an offering of securities for any issuer more than once every 12 months unless specifically permitted under the federal securities laws.

We may also use a registered broker-dealer only to assist in the sales of the Units, although at this time no such broker-dealer has been identified. If a broker-dealer is used to assist in the sales of the Units, we will allow a maximum commission of 10% on broker sales. Management, however, may enter into an underwriting agreement for this offering at a later date and at that time pay a commission to any participating underwriters. In the event that we enter into an arrangement with broker-dealers to act as an underwriter, we must file a post-effective amendment to disclose that the broker-dealer is participating in the offering and acting as an underwriter. In the event that a post-effective amendment is filed, we will have to suspend our selling efforts until the amendment is effective. In addition, we must receive NASD clearance prior to the effectiveness of the post-effective amendment.

Management, principal shareholders, or their affiliates may acquire shares in the offering. There are no restrictions regarding the amount of such purchases. Furthermore, any purchases by management, principal shareholders, or their affiliates must be made on the same terms and conditions as purchases by nonaffiliated investors and with a view toward investment, not resale.

Unit Offering to the General Public:
This offering is consists of 1,000 units for $1,000.00 per unit where the purchase of one unit includes one warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months from the closing date of the offering. We are offering the shares in this offering on a self-underwritten basis. There is a minimum of $250,000 in Units that must be sold in this offering. Management, principal shareholders, or their affiliates will not acquire securities to reach the minimum offering. Prior to that time, we will segregate the proceeds into a separate bank account that will not be utilized in

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conducting the operations of the company and not use them. No escrow agent will be used in this offering. If this minimum is not received, each investor will be returned his entire investment promptly, without interest, and this offering will be terminated. Once this minimum is received, all investment proceeds will be deposited into our operating account and used in our business affairs.

In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to California News Tech.

We may reject or accept any subscription in whole or in part at our discretion. We may close the offering or any portion of the offering, without notice to subscribers. We may immediately use the proceeds obtained from the offering once the minimum subscriptions are reached.

Upon our acceptance of a subscription agreement after obtaining the minimum subscriptions, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

Offering to New DNAshare Subscribers and Strategic Partners:
We are offering warrants on a discretionary basis to new DNAshare subscribers and strategic partners where each warrant is to purchase 100 shares at $1 per share, exercisable for 12 months from the issuance of the warrant. These warrants will be given to each new DNAshare subscriber or strategic partner until either no warrants remain or the offering is terminated. This offering will commence promptly following the effectiveness of the registration statement. We will withhold the issuance of these warrants until such time when the minimum amount is received in the unit offering to the general public. This offering will close whenever all warrants are issued, or nine months after the effective date of this prospectus, whichever is sooner. This offering relates to the unit offering to the general public in the respect that this offering would terminate in the event that the minimum offering amount in the unit offering to the general is not reached. In such case, any grants of these warrants will be declared null and no additional grants will be made. This offering does not have a minimum offering amount; however, this offering would terminate for failure to sell the minimum offering amount in the unit offering to the general public.

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The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 333
Transfer Agent Fees	$ 500
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$ 5,000
Miscellaneous	$ 4,167
--------------
Total	$45,000
========

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Cane & Associates, LLP, 3199 E. Warm Springs, Rd., Suite 200, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following persons are the current executive officers and directors of California News Tech:

NAME	AGE	POSITION(S)
Marian Munz	47	Director, President and Chief Executive Officer
Robert C. Jaspar	63	Director, Secretary, Chief Financial Officer
Martin Barrs	37	Director, Chief Technology Officer
John T. Arkoosh	55	Director
David A. Hotchkiss	49	Director

The following information sets forth the names of our officers and directors, their present positions, and certain of their biographical information.

Mr. Marian Munz is our President and Chief Executive Officer and a Director. Mr. Munz has held those positions since our inception on January 22, 1999. Mr. Munz also serves as a consultant to California News Tech. Since March of 1997 , Mr. Munz has been the president of Strategic Information Technology Intl., Inc., a California company that developed software for internet based applications and provided Information Technology consulting services to companies such as: Sun Microsystems, Apple Computer, SBC Communications and others. Mr. Munz owns 100% of Strategic Information Technology Intl., Inc. and there is no affiliation between this company and California News Tech. Mr. Munz holds an M.S. in Information Systems from Golden Gate University in San Francisco.

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Mr. Robert C. Jaspar is our Secretary, Chief Financial Officer, and a Director. Mr. Jaspar has held these positions since April, 1999. Mr. Jaspar also serves as a consultant to California News Tech. From June of 1996 to March of 2000, Mr. Jaspar worked for GE Capital-IT Solutions, the national re-seller of computer systems and related services to major corporations and government agencies first as Regional Controller and Financial Manager for the Western US and then as the Director of Regional Service Operations. From July of 1987 to July of 1989, Mr. Jaspar worked for Siemens Medical Systems as its Assistant Controller where he was also a financial analyst and then appointed Manager of Finance and Accounting. From 1993 to 1994, Mr. Jaspar worked for Vanstar Corporation as its Director of Accounts Receivable in an interim role where he reorganized their national Accounts Receivable organization and reduced their accounts receivable average collection period from 57 to 42 days, a 24% reduction, in seven months. Mr. Jaspar holds an Executive M.B.A. in Finance from Saint Mary's College, and a B.A. in Business Administration and Accounting from the California State University

Mr. Martin Barrs is our Chief Technology Officer (CTO) and a Director. Mr. Barrs has been our CTO since August of 2002. From March of 1996 to December of 2002, Mr. Barrs was the chief executive officer of Technomation, Inc., a California company that supplied consulting services. Through Technomation, Inc., Mr. Barrs provided consulting services to California News Tech. Mr. Barrs has continued to provide consulting services to California News Tech. While working as a consultant for Technomation, Inc., Mr. Barrs consulted on projects concerning information technology designing, building and administering client-server and web-based systems on a wide variety of platforms and operating systems in both production and development environments. From the period July of 1993 through December of 2002, Mr. Barrs’ consulting clients included Charles Schwab & Company, Cisco Systems, McKesson Corporation, Visa International, Syntex, Chiron, Critical Path and Medialab. Mr. Barrs holds a M.B.A. in Information Systems from Golden Gate University and a B.Sc. (Hons), from Greenwich University, England.

Mr. John Arkoosh, Sr . is a Director. Mr. Arkoosh has been a Director since February 10, 2003. He has acted as a consultant to the company since December 1, 2001. Mr. Arkoosh's primary outside function is acting as managing partner in a calcium carbonate food project in Nevada. This project started January 1998 and is currently his primary responsibility. The company, Columbus S.M. LLC, is permitted to operate a mine in Nevada and is awaiting federal authorization. Mr. Arkoosh holds a finance degree from University of Washington, an accounting degree from California State University at Hayward and a M.B.A. from Golden Gate University.

David A. Hotchkiss, Ph.D. is one of our Directors. Currently Dr. Hotchkiss works as a Principal Program Manager for Kaiser Permanente in the Information Technology division where he provides portfolio and program management for all financial services, programs and projects. He started in this position in February 2003. From May of 2001 to October of 2002, Dr. Hotchkiss worked for A&G Electric & Communications as its Vice President of Operations where he led both divisions of this privately held company.

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He developed operating standards, the five-year business plan, negotiated contracts and oversaw all projects. From May of 2001 through the end of 2001, Dr. Hotchkiss also served as a director of A&G Electric & Communications, Inc. From December of 2000 to May of 2001, Dr. Hotchkiss worked for Agency.com as its Regional Vice President of Operations and Project Management for the San Francisco Region. From August of 1999 to July of 2000, Dr. Hotchkiss worked for iXL, Inc. as the Vice President of Project Management and Process, where he oversaw all regional projects, developed project managers skills, and developed standard processes for delivering projects. Dr. Hotchkiss worked for KPMG Peat Marwick LLP from October of 1997 to May of 1999 as a Senior Manager and worked in the capacity as Director of Project Management, where he established a newly created project management department for government services projects. Dr. Hotchkiss holds a Ph.D. from De La Salle University.

Term of Office

Our directors are elected for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

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PRINCIPAL SHAREHOLDERS

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of December 31, 2003, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class 1
Common Stock	Howard F. Fine & Carol M. Fine, Trustees of the Fine Trust Two Embarcadero Center 24th Floor San Francisco, Ca 94111	300,000 shares	11.96%
Common Stock	Emmanuel D. Agorastos 2301 Broadway, #303 San Francisco, Ca 94115	137,500 shares	5.49%
Common Stock	Paul Lepus 329 1 Mai Blvd., Bl.18, #21 Bucharest, Sector 1 Romania	133,333 shares	5.32%
Common Stock	Marian Munz 529 Buchanan Street San Francisco, Ca 94102	666,667 shares	35.50% 2
Common Stock	John Arkoosh, Sr. 529 Buchanan Street San Francisco, Ca 94102	233,333 shares 3	10.90% 4
Common Stock	Robert Jaspar 529 Buchanan Street San Francisco, Ca 94102	54,267 shares	7.10% 5
Common Stock	Gary Schell 21795 - 64th Avenue Langley, British Columbia, Canada, V2Y 2N7	500,000 shares	19.95%
Common Stock	Total of All Officers and Directors as a Group (six)	954,267 shares	60.70% 6
- - - - - - - - - - - - - -
1. The percent of class is based on 2,506,333 shares of common stock issued and outstanding as of December 31, 2003.

2. Includes options that may be exercised immediately to purchase 200,000 shares of common stock at a price of $0.80 per share and 22,000 shares of common stock at a price of $1.00 per share.

3. John Arkoosh and immediate members of his family together control 233,333 shares of common stock, 50,000 shares in the name of John Arkoosh & 183,333 shares in the names of other family members

4. Includes options that may be exercised immediately to purchase 39,500 shares of common stock at a price of $1.00 per share.

5. Includes options that may be exercised immediately to purchase 99,000 shares of common stock at a price of $1.00 per share and 25,000 shares of common stock at a price of $0.80 per share.

6. Includes all options held by officers and directors as a group.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 8,333,333 shares of common stock with a par value of $0.003 per share.

The following description of our common stock includes all material characteristics of the securities registered in this registration statement.

Common Stock

As of December 31, 2003, there were 2,506,333 shares of our common stock issued and outstanding held by 57 stockholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Warrants

At the present time, there are no outstanding warrants to purchase our common stock. This offering consists of the issuance of two different classes of warrants. The unit offering to the general public consists of 1,000 units for $1,000.00 per unit where the purchase of one unit includes one warrant to purchase 1,000 shares of common stock for $2.00 per share, exercisable for 12 months from the closing date of the offering. The offering to new DNAshare subscribers and strategic partners involves a different class of warrants where each warrant is to purchase 100 shares at $1.00 per share, exercisable for 12 months from the issuance of the warrant. Until such time that the warrants in either offering are exercised, the holder is not entitled to voting rights, share in any dividends declared, or have any other rights entitled to holders of our common stock.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane & Associates, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Jewell & Langsdale, independent Certified Public Accountants, audited our financial statements and presented their report with respect to the audited financial statements. The report as of December 31, 2003, was given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as a Nevada corporation on January 22, 1999. At the time of formation, Mr. Munz received 666,667 shares of our stock and a demand note for $55,000 bearing interest at 10% per annum in exchange for the technology necessary to create our primary product. We did not obtain the opinion of any outside persons in determining the value of the assets transferred to us by Mr. Munz. Mr. Munz agreed to cancel the note on December 31, 2001.

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DESCRIPTION OF BUSINESS

Overview

California News Tech was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. Our initial business model was to generate revenues from sales of advertising space on our company’s website. As the online advertising market has deteriorated, we have shifted our business plan to focus on providing online access to news media analysis for a subscription fee. We call our online news media analysis research product DNAshare’s Media Sentiment Trend? or DNAshare. The central premise behind DNAshare is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This can help our customers interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Product and Technology

Our business model relies on the capability of giving our customers near realtime measurement and trend analysis of the media sentiment about the public companies they may wish to track. We create our research product by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. We use a proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment. It does this by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as a whole as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

One reason customers are interested in media sentiment is because they may believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the economy and particular companies. DNAshare uses the methodology described above to measure and describe media sentiment. However, there are many ways to gauge media sentiment and the way we measure it may not be accurate or may be less accurate than other methods. For example, DNAshare does not assign any greater weighting to media reports from major outlets such as USA Today than it does to

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relatively obscure publications with a much more limited circulation. Thus, our measure of media sentiment does not include any adjustment for the fact that a media report about a company from a major media outlet may have a greater effect upon public perception than would an article from a minor media source. Our product also does not include the analysis of any media reports that do not appear on the internet and thus excludes from consideration a potentially large number of media reports. For example, some television and radio media outlets do not reduce their reports to writing and distribute them on the internet. Such reports are not identified or measured by our product, even though they can be expected to affect overall media sentiment. Another limitation on our product as an accurate measure of media sentiment is that our product does not account for errors introduced by reason of statistically inadequate sample sizes. For example, if there are only a handful of media reports about a particular company during the period of time selected by a customer, the resulting DNAshare graph may not accurately reflect overall media sentiment during that period of time. Although DNAshare discloses the number of media reports used to prepare each graph, we do not purport to identify for our customers whether the results would be considered statistically significant using commonly accepted tools of statistical analysis. The foregoing examples illustrate only some of the limitations inherent in DNAshare that may adversely affect customer acceptance of our product and thus the results of our operations.

In order for a customer/user to access the DNAshare service, the user needs to open an account by entering his/her personal information and submitting payment with a credit card online. Currently, user has the option of subscribing for either one month at $9.95 or for one year at $99.95. After the credit card is validated, the user will receive an email confirming that the transaction has taken place and indicating his/her account information (i.e., user name and password).

The user must then enter the website and input his/her user name and password to enter the DNAshare services. The user will then be prompted to submit information in order to complete and process the research report which they have requested. The user will be required to enter a trading symbol for a company trading on either the Nasdaq or NYSE markets. In addition, the user also will be able to select a symbol from a list of companies that is presented. In order to generate a research report, the user then will be required to enter a specific time period. The user has the option of selecting a period for which he/she would like to conduct the media sentiment analysis by selecting the From and To Years, Months and Dates. The user has a significant amount of flexibility when entering the time period. DNAshare is able to generate a research reports for a period of a year, month, day, or any combination thereof for a time period going back as far as June 1, 2002.

After the required company and time period information is entered, the user is presented with one bar which gives an average measurement of the media sentiment for the selected company during the selected time period. The bar indicates the percent of the Negative media sentiment, in red, the percent of the Positive media sentiment, in green, the percent of the Neutral media sentiment, in grey. The user has the ability to see graphs that indicate the media sentiment variances by article, day, month, or year. The user will also

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have the ability to select an individual article, visually, based on the variances in media sentiment and DNAshare would present an abstract of that article along with a link to the original article.

We own the software that we use to create DNAshare, described above. After inception, we purchased the rights and ownership of the initial components of the software from Strategic Information Technology Intl, Inc. The purchase price was $55,000 which represented the estimated cost for development of the software. We issued a note for $55,000 to Mr. Munz, the owner of Strategic Information Technology Intl, Inc. This debt was cancelled and the note was written off on December 31, 2001. In earlier years, recognition that original product development costs, contributed by a founding shareowner, were not recorded at historical carryover basis led to a reduction in the recorded asset cost and a cancellation of the demand note for $55,000. The board of directors and the shareholder confirmed the action during 2001.

We have filed a U.S. Provisional Patent Application on August 8, 2003 with the United States Patent and Trademark Office for our software. Our application has been assigned Serial No. 60/493,869. We also plan to seek a federally registered trademark for our intellectual property, including the names and logos associated with DNAshare, but have not done so at this time.

A provisional patent application is a short version of a patent application which is used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The failure to do so will result in the provisional patent application becoming useless. The company intends to file for the regular patent application when the minimum amount of this offering is received.

The act of filing a regular patent application does not guaranty that the company will receive a patent. If full patent protection is not granted, the Company may have difficulty safeguarding its proprietary technology. The failure to adequately protect the proprietary technology could result in other competitors utilizing our technology and impair our ability to achieve profitable operations. In the event that a patent is not granted, we will rely on copyrights, trademarks, service marks, agreements and other forms of intellectual protection to safeguard our proprietary technology.

Principal Terms of Agreement with Customers

As a condition of their purchase and use of our product, DNAshare subscribers are subject to specific terms and conditions relating to their use of the product. Each subscriber must agree not to reproduce, re-transmit, disseminate, sell, distribute, publish, broadcast, circulate or commercially exploit the information available on the website in any manner without the express written consent of California News Tech, nor to use the information available on the website for any unlawful purpose.

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California News Tech grants each subscriber a personal, non-transferable and non-exclusive right and license to use the object code of its Software; provided that the subscriber does not (and does not allow any third party to) copy, modify, create a derivative work of, reverse engineer, reverse assemble or otherwise attempt to discover any source code, sell, assign, sublicense, grant a security interest in or otherwise transfer any right in the Software.

Competition

We are a media research company. Other companies offer competitive products in the form of news and text search services, text analysis, and media analysis. We are unaware of any competitor that offers a product that is identical to or substantially indistinguishable from our DNAshare graphs of media sentiment in both near realtime and over particular user-defined periods. However, the media research business , in general, is intensively competitive and even if our DNAshare product is well received by the market, our competitors may adjust their product offerings to compete with us or new competitors may emerge. Presently, other companies compete with us by offering news and text search services, text analysis services and media analysis services, each of which can be considered competition for DNAshare.

Text search
Companies that provide internet or news search services compete with us in that they allow users to identify media stories about virtually any subject, including the publicly traded companies that are the primary focus of DNAshare. Users of these services can then review these media reports directly and form their own judgments about the media sentiment. Internet search services include such well-known companies as Yahoo and Google.

One disadvantage of the internet search engines to a user trying to identify media reports about a particular company is that these services will typically return to a user a large number of references that do not relate to media reports. This limitation is addressed by news and business information companies such as Factiva or Moreover, which offer targeted news search capabilities. Several of these firms also provide their customers with tools which allow their customers to analyze the source media reports on their own. For example, Factiva provides its customers with access to a collection of current and archived global news, business and company information and the use of tools to examine that information in the form of free-text searching, lists of indexed terms, and advanced filtering techniques to pinpoint accurate results. Although our website allows our users to access both the source media reports used to create our media sentiment analysis graphs and computer generated abstracts of those same reports, we do not offer text analysis tools similar to those offered by news search firms. To our knowledge neither the internet search firms nor the news search firms provide their customers with sentiment analysis such as that provided by our DNAshare product.

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Text Analysis

Some companies that provide text analysis, such as ClearForest and Biz360, compete with us in that they provide their customers with information that can be considered a substitute for our DNAshare graphs. For example, ClearForest competes with us because it utilizes technology to automatically read and interpret documents, including press releases and media reports, in an attempt to identify patterns, connections, trends and features relevant to their customers. ClearForest delivers the results of its analysis via simple, visual interactive formats. ClearForest markets it services to one of our target markets, individual on-line investors. Biz360 offers a similar product which it markets as a means for its clients to measure the effectiveness their public relations efforts. Although not one of our initial target markets, we also intend to offer DNAshare to companies as a tool to measure the effectiveness of their public relations efforts.

Media Analysis
Traditional public relations firms such as Carma International, Mediatrack, and PR Track provide media analysis services to their customers and compete with us because one of the services many of these firms provide is to analyze media sentiment for their clients. To our knowledge, these firms generally rely upon human readers to examine the source media reports as opposed to a computerized analysis system such as DNAshare. At this time, the media analysis provided by these firms tends to focus on brand recognition, competitor analysis, market share, and media coverage. Because of their corporate focus and their use of human readers, these traditional PR firms usually charge fees that are incompatible with our initial target market of individual consumers. For example, our research shows that Carma International charges $13 a day (as of 12/01) whereas we plan to charge $9.95 for a monthly subscription to DNAshare per individual user. However, many of these traditional public relations firms have the capital and human resources to develop technology identical to or substantially indistinguishable from DNAshare.

Marketing

We plan to market our product by promoting our view that the DNAshare graphs help our customers to understand the current perception of the company and the historical data could help our customers anticipate how the public may perceive future events of the company better than they could by looking at individual news articles alone. Inherent in the historical data is the media sentiment built up over time as a response to company events. The media sentiment trend may provide an indication for how the public may perceive future events of the company.

We also plan to market our product by emphasizing what we believe are its primary advantages over traditional media analysis and its general reliance upon human readers. First, because we use computers to analyze media reports we believe that we are able to eliminate most political, economic, personal, or other biases. As a result, we believe that our product provides a more consistent and less biased view of media sentiment when compared to traditional media analysis. Second, our product is available in near real time.

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Third, we anticipate being able to provide our product to our customers for substantially less than a traditional media analysis because of our lower labor costs.

We have identified several target markets for DNAshare, including: the publicly traded companies that are the subjects of the media reports analyzed by DNAshare, on-line investors, on-line brokerage firms, financial portals and other providers of financial data.

We plan to market DNAshare in three phases. We plan to implement the first two phases of the marketing plan within the next 12 months provided that we are able to successful sell all units in this offering. We plan to implement the third phase of our marketing plan within the next 24 months. During the first phase, we will target on-line investors. We believe that this target market is large and will continue to grow. According to a September 27, 2002, survey released by the Investment Company Institute and the Securities Industry Association, nearly half of all U.S. households, an estimated 52.7 million, owned equities as of January 2002, which represents a 7.1% gain, or 3.5 million more households, from January 1999 when a similar study was conducted. We also believe that the U.S. online investing market is continuing to expand at a steady pace despite the recent reverses suffered by many such investors.

We decided to market DNAshare to online investors first because we believe that they will be the first community to recognize the value of our product. To market our product to the community of on-line investors, we plan to recruit and use as sales force of independent sales representatives. As of the date of this prospectus, we have not retained any of these independent sales representatives. We plan to use part of the proceeds of this offering to recruit our sales force by using traditional means such as newspaper advertisements and employment agencies.

These sales representatives will not be our employees. They will be paid on a commission only basis, per new subscriber and only as we are paid by our customers. We anticipate that the compensation structure for our sales representatives will include both a cash payment and stock options. As of the date of this prospectus, we have not issued any stock options for use in the first phase of our marketing program as compensation to our independent sales representatives.

In addition to using independent sales representatives, we plan to generate subscription sales by seeking affiliate relationships with other websites. Pursuant to a revenue sharing program, such an affiliate website would place on their website information about our product and links and/or images to our website. In exchange, we would pay the affiliate company a commission from subscriptions earned from a particular customer which was referred to us through the affiliate website. The exact fees we will have to pay such affiliates will vary depending upon the particular website. The company plans to affiliate primarily with websites that focus on providing financial information to investors. At the present time, we have not entered into any formalized affiliate relationships with other websites.

During the second and third phases of our marketing plan, we intend to seek out strategic partnerships and distribution agreements with larger customers, some of which will re-sell our product to their own customers in exchange for fee to us. During the second phase of our marketing plan, we plan to target corporations with an online presence, small to medium size online broker companies, financial portals, and financial data distributors. For the third phase of our marketing plan we plan to target major corporations, online broker firms, financial portals and financial data distributors. We have not yet formed detailed plans for the second and third phases of our marketing strategy.

Lastly, we have signed a Database Licensing Agreement with Stanford University, Communication Department by which we granted a personal, non-transferable and non-exclusive right and license to use the DATA for Academic Purposes. Stanford University, Communication Department will analyze the DATA in relation to stock price and other data and submit findings to a scholarly journal.  A Stanford graduate student may use the data for academic projects such as a dissertation. Where DATA and/or derivative works such as graphs are used for Academic Purposes, DNAshare and California News Tech will be credited as the source. We will be free to use these references internally or for public relations purposes to enhance the marketability of our product.

Research and Development

For the fiscal year ended December 31, 2003, we estimate that $6,740 was spent on research and development activities. For the fiscal year ended December 31, 2002, we estimate that $37,360 was spent on research and development activities.

Governmental Regulation

Management is unaware of any existing or probable governmental regulations which would materially effect our business.

We are not subject to regulation under federal law as a broker-dealer or investment adviser.

Section 3(4) of the Securities Exchange Act of 1934 (the "Exchange Act") defines Broker as "any person engaged in the business of effecting transactions in securities for the account of others." A number of factors are relevant in determining whether a person was acting as a broker, including whether the person: 1) actively solicited investors; 2) advised investors as to the merits of an investment; 3) acted with "certain regularity of participation in securities transaction"; and 4) received commissions or transaction-based remuneration. A person effects transactions in securities if he or she participates in such transactions "at key points in the chain of distribution." Such participation includes, among other activities, assisting an issuer to structure prospective securities transactions,

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helping an issuer to identify potential purchasers of securities, soliciting securities transactions, and participating in the order-taking or order-routing process (for example, by taking transaction orders from customers). Factors indicating that a person is "engaged in the business" include, among others: receiving transaction-related compensation, holding oneself out as a broker, as executing trades, or as assisting others in settling securities transactions; and participating in the business with some degree of regularity. In addition to indicating that a person is "effecting transactions," soliciting securities transactions is also evidence of being "engaged in the business."

Neither we nor our product, DNAshare, solicit investors to purchase the securities of any publicly traded company, advise our customers as to the merits of any investment, or participate in securities transactions. As stated above, our research product gauges the overall context of a media report, quantifies this information over a period of time, and displays the information graphically. This is an unbiased research product that evaluates and quantifies media reports and at no time makes any recommendation or evaluates any investment. The product operates in an impersonal manner and in accordance with the programming of the computer system. We are strictly providing a research tool to our customers to enable them to gauge how a particular company is being perceived in the media. In this regard, it is important to note that among other non-investment uses, our product is designed for, and is being used by, public companies and related parties to do internal research and assist in decision making processes related to public relations.

The compensation we receive for our product is a subscription fee and in no way is based upon any securities transaction. In addition, the subscription fee must be paid in advance by the customer prior to even using our product.

We have never at any time ever held ourselves out to the public as a broker or ever assisted anyone in a securities transaction. We do not fall within any of the factors of consideration in determining whether a person is a broker. Therefore, we are not a "broker" under the federal securities laws.

Section 3(5) of the Exchange Act defines Dealer as "any person engaged in the business of buying and selling securities for his own account, through a broker or otherwise." Given that we are not buying or selling any securities, we clearly fall outside the definition of a dealer as well.

Section 202(a)(11) of the Investment Adviser Act defines Investment Adviser as "any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities;"

As previously stated, we have created a research product that gauges the overall context of a media report, quantifies this information over a period of time, and displays the information graphically. The first criteria of the definition of an Investment Advisor requires that a person provide advice or issue reports or analyses regarding securities.

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Neither we nor our product at any time quantifies or evaluates any financial information. The product and the reports it generates are not regarding a specific security or securities in general, but rather the perception or context in which the Company itself is discussed in the media. As a result, we are not providing advice or issuing reports or analyses regarding securities.

Moreover, our product does not provide buy-sell signals or provide any investment advice of any kind to any user. This product is pre-designed to operate in a specific manner and is not personalized in any way for any customer. This impersonal analysis of how a particular company is being perceived in the media clearly falls outside the business and concept of providing investment advice, reports or analyses regarding securities or being an Investment Advisor.

On the same note, if the product does not provide advice or issue reports or analyses on any securities, the second criteria regarding being in the business of providing such services is not satisfied.

Finally, the third criteria of the definition of an "Investment Advisor" is that a person provides the services of an Investment Advisor for compensation. The compensation we receive for our product is a subscription fee and in no way is based upon any securities transaction. The subscription fee must be paid in advance by the customer prior to even using our product. Therefore, we do not satisfy the third criteria of the definition of an Investment Advisor.

The Company is not an "Investment Advisor" within the meaning of the Investment Advisor Act.

Employees

As of March 12, 2003, we had three directors serving as consultants and acting as officers and managers of company operations. The agreements that these consultants were operating under have expired; however, the consulting agreements have been extended indefinitely on a month to month basis.

We also currently pay Stelian Marin, Julian Sirbu, and George Serban as software engineers who work out of Romania on a contractual basis on our development projects. These contractor agreements have expired; however, the contractor agreements have been extended on a project by project basis.

All consultants and contractors sign an independent contractor agreement prior to commencing their respective services. Pursuant to these independent contractor agreements, the parties are free to negotiate an extension or renewal of the each contract. All terms and conditions of the agreement remain in full effect when the agreement is extended or renewed with the exception of compensation which is discussed on a project-by-project basis. Each consultant/contractor is prohibited for a period of 12 months after the expiration of the initial or any renewal period from providing or attempting to provide

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services to any competitor of the company. The consultant/contractor may provide services to others provided that those services do not interfere with the obligations and performance due under the contract. It is the responsibility of the consultant/contractor to provide any insurance, tax, or other related payments to employees who work on a project covered by the agreement. It is the responsibility of each consultant/contractor to use his own independent judgment and discretion in the performance of their work. Each consultant/contractor agrees to assume the sole liability for the services they perform under the contract and have agreed not to seek any indemnification from the company.

We plan to use part of the proceeds of this offering to hire one or more of those software engineers as management level employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

For the next twelve months, we will require significant additional capital to support our business infrastructure, including costs of operation, and anticipated expansion. Assuming that we are successful in selling all units in this offering, we plan the implement the first and second phase of our marketing plan and make efforts to continually improve our technology systems and product over the next twelve months. The completion of our business plan for the next 12 months is contingent upon us obtaining additional financing. If we are unable to obtain additional financing, our business plan will be significantly delayed.

Plan of Operation for Marketing Plan:

During the first phase of our marketing plan, we will target on-line investors. We plan to recruit and use a sales force of independent sales representatives which will work on a commission basis to generate subscription sales. In addition, we plan to generate subscription sales by seeking affiliate relationships with other websites that would place on their website information about our product and links and/or images to our website.

During the second phase of our marketing plan, we plan to target corporations with an online presence, small to medium size online broker companies, financial portals, and financial data distributors. We are still in the process of developing detailed plans to implement this second phase of marketing.

Over the next twelve to twenty-four months we plan to implement the third phase of our marketing plan which is to target major corporations, online broker firms, financial portals and financial data distributors. We are still in the process of developing detailed plans to implement this third phase of marketing

Plan of Operations for Product Development

At the present time, we have released the first version of the DNAshare product which offers the following:

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(1)        Media sentiment measurement and trend analysis for Nasdaq and NYSE public companies based on searches of 6,000+ news web sites, including the news sections of the individual companies web sites.

(2)        The tracking of media sentiment indices for 3 major indices which include the following:

(i)     DNAshare 100 (based on measurements of the media sentiment of the 100 companies which are part of the Nasdaq 100 index);

(ii)    DNAshare 30 (based on measurements of the media sentiment of the 30 companies which are part of the Dow Jones Industrial Index); and

(iii)   DNAshare 500 (based on measurements of the media sentiment of the 500 companies which are part of the S&P 500 index).

We have determined that this first version of DNAshare could be improved to offer more powerful search capabilities and cover more news sources and public companies.

During the next twelve months, we also plan to continually improve our technology systems and product. We plan to develop future versions of DNAshare that will increase the number of news sources that will comprise our search engine, seek to implement more user friendly tools for improved use of our product, and improve and further develop the trend graphs. We also plan with updated versions of our product to enable real-time processing of increased news sources.

Our operational objectives with respect to DNAshare are to:

•    Position our company as a finely focused informational service provider.

•     Commence marketing of DNAshare by the end of the fourth quarter 2004

We intend to increase our employees to handle the additional demands associated with expansion of our customer base when needed. Additional employees may be hired in the following departments: sales, customer service, technical support, website management and development, as well as administration. Furthermore, we will need to lease office space to accommodate the associated growth in the number of employees and computer servers. The cost of purchasing computer servers to service our operations is estimated to be in the range of $10,000 to $20,000. We expect to purchase these computer servers out of the proceeds received in this offering.

Further, we plan to continue our current efforts in market research and development. As part of this process, we will continuously survey the online investor community to gain an understanding of investors’ likes and dislikes. Based upon this feedback, we will consider the merits of offering additional products and services and of proceeding with

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anticipated expansions. These anticipated expansions include moving into new facilities and hiring additional employees provided we are successful in selling all units in this offering. However, we can provide no certainty or assurance that we be able to sell any units in this offering or acquire any specific amount of customers.

Assuming that we are successful in selling all of the units in this offering, we anticipate that we will incur the following expenses over the next twelve months:

1.     $180,000 in connection with research and development expenses associated with continually improving our technology systems and product;

2.     $225,000 in connection with the implementation of our marketing and sales plan;

3.     $225,000 in connection with general and administrative expenses; and

4.     $20,000 for operating expenses, including professional legal and accounting expenses associated with our becoming a reporting issuer under the
        Securities Exchange Act of 1934;

The completion of our business plan for the next 12 months is contingent upon us obtaining additional financing. As of December 31, 2003, we had cash in the amount of $8,525. We have forecasted expenditures of $700,000 for the next twelve months as set forth above. Therefore, we will require financing in the amount of $691,475 to successfully complete our business plan for the next 12 months. If we are unable to obtain additional financing, our business plan will be significantly delayed.

Results of Operations for the Period Ending December 31, 2003

For the twelve month period ending December 31, 2003, we had revenue of $324 and total expenses of $134,388 for a net loss of $134,064. For the twelve month period ending December 31, 2002, we had revenue of $253 and total expenses of $115,338 for a net loss of $115,085. The increase in expenses from the fiscal year ended December 31, 2002 to December 31, 2003 is primarily attributable to office and other operating costs associated with the development of DNAshare, as well as higher legal and professional fees. For the fiscal year ended December 31, 2002, we incurred $20,136 in office and other operating costs, compared to $54,446 for the fiscal year ended December 31, 2003.

We do not anticipate earning significant revenues until such time as we are able to begin charging subscribers of our online media analysis service, sometime during the fourth quarter of 2004.

During the next twelve months, we will respond accordingly to industry trends. The market is intensely competitive and new companies are entering the market while established companies continue to consider the opportunity to join the online subscription business arena. During this period of time, we will continue to devote more of our resources to marketing and promotional campaigns, while adopting reasonable pricing

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policies and looking for ways to further develop our website based media analysis service in an economically and efficiently manner. As new technology becomes available, we hope to have the financing available to take advantage of the opportunities present in our business market. At the present time, we have no fixed commitments to acquire any capital equipment that would materially affect our financial position. We have not yet been in existence long enough to measure any seasonal impact on profitability and its potential impact on our organization.

Liquidity and Capital Resources

As of December 31, 2003, we had cash of $8,525, compared to cash of $48,874 as of December 31, 2002. As of December 31, 2003, we had a working capital deficit of 151,028. As of December 31, 2002, we had a working capital deficit of $29,789.

As of December 31, 2003, we had insufficient capital to support our intermediate term cash requirements. We must raise additional capital to achieve our business goals and to continue operations. We plan to raise the required financing for our plan of operations over the next twelve months by successfully selling all units in this offering and through subscription sales.

The successful implementation of our business plan is dependent upon receiving the maximum offering amount. In the event that we receive less than the maximum offering amount, including the sale of only the minimum amount of the offering, management intends to move forward with a scaled-down version of the business plan and seek additional financing in a form that has not been determined at the present time. If additional financing can not be secured, we will continue to operate and implement our business plan, but our chances of success will be significantly diminished and we may be forced to cease operations.

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DESCRIPTION OF PROPERTY

We do not lease or own any real property. We maintain our corporate office at 529 Buchanan Street, San Francisco, CA 94102. Our president and CEO, Mr. Marian Munz, allows us to use the property without rental charges. At such time as we hire employees other than our officers and directors, it will be necessary for us to obtain other office arrangements. New space will require access to a high speed Internet hook-up. Otherwise, there will be no special requirements of any future office space. Management does not believe that it will be difficult for it to obtain acceptable office space at an acceptable cost when needed because in San Francisco and the surrounding area there is ample availability for office space at a wide range of cost and our requirements for office space are minimal.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

•           Any of our directors or officers;
•    Any person proposed as a nominee for election as a director;
•    Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•    Any of our promoters;
•    Any relative or spouse of any of the foregoing persons who has the same house as such person.

In April 2003, our president, Mr. Marian Munz, and large affiliate shareholder, Mr. Gary Schell, entered into a lock up agreement with us, limiting their ability to sell their shares. Mr. Munz, our President, owns approximately 26.6% of our outstanding shares. Mr. Schell, owns approximately 19.9% of our outstanding shares. Each agreed not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of more than 20% of their currently held shares of common stock per year. In order to carry out the purpose of this lock up agreement, Mr. Munz and Mr. Schell have signed an agreement and will execute an escrow agreement where all restricted shares subject to the lock up agreement will be transferred and held. At the present time, the parties have not executed an escrow agreement and all of the restricted shares have been and currently are being held by California News Tech. It remains the intention of the parties to execute the escrow agreement referenced above.

On December 1, 2001, we granted options to purchase 200,000 shares at $0.80 per share to Mr. Marian Munz, one of our directors and our president and CEO as compensation for services rendered.

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On December 31, 2001, Mr. Munz, agreed to cancel a $55,000 note and accumulated interest representing our debt to him incurred for the acquisition of our initial core technology.

On May 25, 2000, one of our large affiliate shareholders, Mr. Gary Schell, agreed to cancel and return 166,667 of our common stock he had received as one of our founders.

On August 22, 2002, we obtained an interest free loan from Mr. Howard Fine in the amount of $50,000 in exchange for 50,000 shares of our common stock and a convertible promissory note payable in 60 days. The note was convertible into 62,500 shares of our preferred stock which was in turn convertible into common stock at a rate of 1 share of preferred stock to 4 shares of common stock. We were unable to pay the note in full when due and Mr. Fine received the 62,500 shares of preferred stock in consideration of the loan. Mr. Fine then immediately converted his preferred shares into 250,000 shares of our common stock.

On December 1, 2001, we granted options to purchase 25,000 shares of our common stock at $0.80 per share to one of our directors, Mr. Robert Jaspar, as compensation for consulting services. On December 31, 2002, we granted options to purchase an additional
41,000 shares of our common stock at $1.00 per share to Mr. Jaspar as compensation for services rendered. Also, from January 1, 2003 through December 31, 2003, we granted options to purchase an additional 36,000 shares of our common stock at $1.00 per share to Mr. Jaspar as compensation for services he rendered for us.

On December 1, 2001, we granted options to purchase 50,000 shares of our common stock at $0.20 per share to one of our directors, Mr. John Arkoosh, Sr., as compensation for consulting services. Mr. Arkoosh exercised those options on February 3, 2003. We granted Mr. Arkoosh options to purchase an additional 17,500 shares at $1.00 per share on December 31, 2002 as compensation for services rendered.

On August 1, 2002, we granted options to purchase 3,900 shares of our common stock at $0.80 per share to one of our directors, Mr. Michael Jones, as compensation for services rendered.

On June 1, 2002, we granted options to purchase 100,000 shares of our common stock at $0.80 per share to one of our directors, Mr. Martin Barrs, as compensation for services rendered. Additionally, from January 1, 2003 through December 31, 2003 we granted options to purchase an additional 11,200 shares of our common stock at $1.00 per share to Mr. Barrs as compensation for services her rendered to us.

In addition to the specific transactions described above, during the first quarter 2003, we granted each of our director’s options to purchase 48,000 shares of common stock at an exercise price of $1.00 per share. These options are to vest at the rate of 2,000 shares per month, for each month of service beginning February 1, 2003, for a period of 24 months. From February 1, 2003 through December 31, 2003, we granted options to each director

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to purchase an additional 22,000 shares of our common stock at $1.00 per share for their services as directors, a total of 132,000 shares. Effective January 1, 2004, the plan for granting of options to directors was modified by the board of directors and approved by the shareholders. We granted each of our external directors options to purchase 12,000 shares of common stock at an exercise price of $1.00 per share. These options are to vest at the rate of 1,000 shares per month, for each month of service beginning January 1, 2004, for a period of 12 months. In addition, we granted each director options to purchase up to 25,000 shares of common stock per year for attendance and participation in director meetings. These options will vest at the rate of 5,000 shares per meeting, up to a maximum of 5 meetings per calendar year, for each meeting beginning January 1, 2004.

In confirmation of unpaid balances for services performed by officers and related parties, the board of directors agreed to confirm balances of $120,640 due to related parties, and shown on the books of the corporation at December 31, 2003 as notes payable, by executing formal notes to the following: John Arkoosh - $17,500, Martin Barrs - $11,200, Robert C. Jaspar - $76,940, and Marian Munz - $15,000. The notes shall be demand notes carried on the books of the corporation without interest. As shown in the use of proceeds, $43,500 shall be used to pay down $17,500 due John Arkoosh and $26,000 of the balance due Robert C. Jaspar. The remaining balances due related parties shall be paid from future cash flows.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our common stock. There are 2,506,333 outstanding common shares as of December 31, 2003.

Option, Warrants and Registration Rights

As of December 31, 2003, we had 568,600 outstanding options and no warrants to purchase or securities convertible into our common equity. There are no shares we have agreed to register under the Securities Act for sale by security holders. We are registering and offering through this prospectus 3,000,000 common shares as follows: 1,000,000 common shares, 1,000,000 shares of underlying common stock that can be acquired by exercising warrants at $2 per share, and 1,000,000 shares of underlying common stock that can be acquired by exercising warrants at $1 per share.

Rule 144 Shares

A total of 2,506,333 shares of our common stock are currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

40

1.    1% of the number of shares of the company's common stock then outstanding which, in our case, equals approximately 25,000 shares as of the date of this prospectus; or

2.    The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form
              144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 1,404,267 shares that may be sold pursuant to Rule 144, 300,000 of which can be sold after August 22, 2003 as discussed above.

41

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•    contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•    contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;
•    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;
•    contains a toll-free telephone number for inquiries on disciplinary actions;
•    defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•    contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:
•    with bid and offer quotations for the penny stock;
•    the compensation of the broker-dealer and its salesperson in the transaction;
•    the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•    monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of

42

reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we have 57 registered shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.    We would not be able to pay our debts as they become due in the usual course of business; or

2.    Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

43

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our officers and directors for all services rendered in all capacities to us each of the last three fiscal years.

SUMMARY COMPENSATION TABLE
Long Term Compensation
		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary/Consulting Fees	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation
Marian Munz President, CEO & Director	2003 2002 2001	$15,000 $0 $0	$0 $0 $0	$0 $0 $0	0 0 0	22,000 0 200,000	0 0 0	0 0 0
John T. Arkoosh Former VP Business Dev. & Director	2003 2002 2001	$0 $48,000 $0	$0 $0 $0	$0 $0 $0	0 0 0	22,000 17,500 50,000	0 0 0	0 0 0
Martin Barrs CTO & Director	2003 2002 2001	$11,200 $23,000 n/a	$0 $0 n/a	$0 $0 n/a	0 0 n/a	33,200 100,000 n/a	0 0 n/a	0 0 n/a
Robert J. Jaspar Secretary, Controller & Director	2003 2002 2001	36,000 $36,000 $0	$0 $0 $0	$0 $0 $0	0 0 0	58,000 41,000 25,000	0 0 0	0 0 0
Michael Nicholas Jones Former Director	2003 2002 2001	$0 $5,500 n/a	$0 $0 n/a	$0 $0 n/a	0 0 n/a	22,000 3,900 n/a	0 0 n/a	0 0 n/a
David A. Hotchkiss Director	2003 2002 2001	$0 n/a n/a	$0 n/a n/a	$0 n/a n/a	0 n/a n/a	22,000 n/a n/a	0 n/a n/a	0 n/a n/a

Messrs. Munz, Barrs, and Jaspar did not receive any salary in 2003 because we did not have the funds to pay their salary. W e entered into agreements with Messrs. Munz, Barrs, and Jaspar and they agreed to accept a note in settlement of accrued consulting and salary expense for the year ended December 31, 2003.

We do not pay to our directors any compensation for serving as a director on our board of directors. However, during the first quarter 2003, we granted each of our directors options to purchase 48,000 shares of common stock at an exercise price of $1.00 per

44

share. These options are to vest at the rate of 2,000 shares per month, for each month of service beginning February 2003, for a period of 24 months.

Effective January 1, 2004, the plan for granting of options to directors was modified. We granted each of our external directors options to purchase 12,000 shares of common stock at an exercise price of $1.00 per share. These options are to vest at the rate of 1,000 shares per month, for each month of service beginning January 1, 2004, for a period of 12 months. In addition, we granted each director options to purchase up to 25,000 shares of common stock per year for attendance and participation in director meetings. These options will vest at the rate of 5,000 shares per meeting, up to a maximum of 5 meetings per calendar year, for each meeting beginning January 1, 2004.

The following table summaries the grants of stock options that were made to Directors and Officers over the last three fiscal years:

Name	Number of Shares	Exercise Price	Year
John T. Arkoosh Sr.	22,000 17,500 50,000	$1.00 $1.00 $0.20	2003 2002 2001
Martin Barrs	33,000 100,000	$1.00 $0.80	2003 2002
Robert J. Jaspar	58,000 41,000 25,000	$1.00 $1.00 $0.80	2003 2002 2001
Michael N. Jones	22,000 3,900	$1.00 $0.80	2003 2002
Marian Munz	22,000 200,000	$1.00 $0.80	2003 2001
David Hotchkiss	22,000	$1.00	2003

45

FINANCIAL STATEMENTS

Index to Financial Statements:

1. Independent Auditor’s Report;

2. Audited Financial Statements for the years ending December 31, 2003, including:

a. Balance Sheets at December 31, 2003 and 2002;

b. Statements of Operations, for the years ended December 31, 2003 and 2002;

c. Statements of Shareowners' Investment, Years ending December 31, 2003 and 2001;

d. Statements of Cash Flows, for the years ended December 31, 2003 and 2002.

e. Notes to Financial Statements

46

California News Tech
Financial Statements
December 31, 2003 and 2002
with
Report of Independent Auditors

California News Tech
December 31, 2003

Index to Financial Statements

                                                    Page

Report of Independent Auditors                          1

Financial Statements

Balance Sheets                                                                                                                                                      2
Statements of Operations                                          3
Statements of Shareowners’ Investment                                                          4

Statements of Cash Flows                                         5

Notes to Financial Statements                                 6-13

Jewell & Langsdale

Certified Public Accountants
1615 Bonanza St., Suite 209, Walnut Creek, CA 94586-4530  Telephone (925) 935-1028, Fax (925) 935-1029

Irene T. Jewell, C.P.A.                                                                                                                                                                       Wilbur M. Parker (1923-1992)
Gary R. Langsdale, C.P.A.

Report of Independent Auditors

Board of Directors and Shareowners
California News Tech

We have audited the accompanying balance sheets of California News Tech as of December 31, 2003 and 2002 and the related statements of operations, shareowners’ investment, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California News Tech as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jewell & Langsdale

Walnut Creek, California
April 6, 2004

1

California News Tech
Balance Sheets
December 31, 2003 and 2002

2003         2002
Assets

Current assets:
Cash                                                                                                                                $ 8,525                     $ 48,874

Equipment, net of
accumulated depreciation                          1,462                          4,287

Other assets:
Product development                                                                                                      268,739                      268,739
           Website development                     31,860                        31,860
                                                            $310,586                    $353,760

Liabilities and Shareowners’ Investment

Current liabilities:
Accounts payable and accrued expenses                                    $ 38,913                   $ 10,223
Notes payable                      43,500                                         68,440
Total current liabilities                                     82,413                                         78,663

Long- term debt:
Notes payable                     77,140

Shareowners’ investment:
Common stock, $0.003 par value.
Authorized 8,333,333 shares,
Issued and outstanding
2,506,333 and 2,456,333 shares                                       7,519                       7,369
Paid-in capital                    734,257                   724,407
Retained earnings (deficit)                                      (590,743)                                  (456,679)
                                                                                151,033                  275,097

                                                                                                                                                $310,586                 $353,760

See accompanying notes.

2

California News Tech
Statements of Operations
Years ending December 31, 2003 and 2002

2003     2002

Revenue                               $ 324    $ 253

Expenses:

Selling and administrative costs                                       76,317                    92,798
Office and other operating costs                                     54,446                    20,136
Depreciation                                                                                                                           2,825    1,604

Total expenses                                                                                                        133,588                  114,538

Income (loss) before income taxes                       (133,264)                (114,285)

Provision for income taxes                         800      800

Net income (loss)                                                                                                                        $(134,064)              $(115,085)

Average common shares outstanding (basic)                         2,498,000                2,243,708

Income (loss) per share (basic)                                $ (.05)                      $ (.05)

Average common shares outstanding (diluted)                                         2,498,000                 2,243,708

Income (loss) per share (diluted)                              $ (.05)    $ (.05)

See accompanying notes.

3

California News Tech
Statements of Shareowners’ Investment
Years ending December 31, 2003 and 2002

                                                         Retained
                                    Common Stock    Paid-in     Earnings
                                            Shares        Amount                    Capital                        (Deficit)

Balance, January 1, 2002                             2,018,833         $6,057                  $581,659                   $(341,594)

Net income (loss) for year
     ended December 31, 2002                                                                                                                                 (115,085)
Shares issued             437,500  1,312                    142,748

Balance, December 31, 2002                       2,456,333           7,369                    724,407                    (456,679)

Net income (loss) for year
     ended December 31, 2003                                                                                                                                 (134,064)

Shares issued                                 50,000              150                        9,850

Balance, December 31, 2003                      2,506,333          $7,519                  $734,257                 $(590,743)

See accompanying notes

4

California News Tech
Statements of Cash Flows
Year ending December 31, 2003 and 2002

                                          2003         2002

Cash flows from operating activities:
Net income (loss)                   $(134,064)                                      $(115,085)
           Adjustments to reconcile net income (loss)
to net cash provided (used)
by operating activities:
Depreciation                                                                                                2,825                           1,604
Increase or decrease in assets and liabilities:
Accounts payable                  28,690                        (12,278)
Notes payable              52,200                                            68,440
            Total adjustments                                                                                                  83,715                          57,766

Net cash provided (used) by operating activities                                 (50,349)                       (57,319)

Cash flows from investing activities:
Furniture and equipment purchased                                   (4,287)
Product development                                                                                                                                                    (5,500)
Website development                                   (31,860)

Net cash used by investing activities                                (41,647)

Cash flows from financing activities:
Issuance of common shares                                                                                   10,000                                          144,060

Net cash provided by financing activities                           10,000                                          144,060
Net increase (decrease) in cash                                                                                        (40,349)                        45,094

Cash balance:

Beginning of the year                                                                                             48,874                          3,780

End of the year                  $ 8,525                     $48,874

See accompanying notes.

5

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 1.  Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the years 2002 and 2003, the Company added to its search engine software the ability for users to access specific news relating to publicly listed companies. The Company expects to concentrate on generating subscription based fees during 2004.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, and according to SFAS 86, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

6

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

            an agreement with the customer;
            delivery to and acceptance of the product by the customer has occurred;
            the amount of the fees to be paid by the customer are fixed or determinable; and
            collection of these fees is probable.
If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Any delivery, selling or other costs billed to the customers will be included in net revenue and the related delivery, selling or other costs will be included in the cost of selling subscriptions.

Product Development

           According with SFAS 86, where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. No compensation expense is recognized when, upon exercise, the stock must be purchased at the market price prevailing at issuance date. Any consideration paid upon exercise of the options will be credited to shareowners’ investment.

7

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 2.  Summary of Significant Accounting Policies (Continued)

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued.

Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2003 and 2002.

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

8

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 3.  Going Concern Uncertainty and Liquidity

Without raising additional capital there is doubt as to the ability of the Company to continue. Historically, the Company has incurred significant losses and negative cash flows from operations. As of December 31, 2003, the accumulated deficit was $590,743 and the negative working capital was $73,888. The Company has primarily funded operations through private placements. To the extent that sources of financing are available, the Company will promote its software, maintain its processing system and continue to enhance its service. Management expects that future subscription revenue will be sufficient to fund operations.

Note 4.  Net Loss per Common Share

    The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

                Year Ended December 31,
                2003     2002

Shares issuable under stock options         568,600                439,400
Shares issuable pursuant to warrants                                                                          117,500

The weighted average exercise price of stock options, was $0.88 and $0.76 at December 31, 2003 and 2002, respectively. The exercise price of outstanding warrants was $2.00 per share for those granted during 2002. All warrants had expired by December 31, 2003.

Note 5.  Equipment

Equipment consists of the following:

                           December 31, 2003
                                Accumulated                                 Net Book
                         Cost      Depreciation                                     Value
Computer equipment                                       $9,099                          $7,637                                        $1,462

9

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 5.  Equipment (Continued)

                                                                                                                                 December 31, 2002
                                                 Accumulated                         Net Book
                                          Cost      Depreciation                           Value
Computer equipment                    $9,099                         $4,812                               $4,287

Note 6.  Notes Payable to Related Parties

During 2002, the Company entered into agreements with certain consultants, who are also members of the board of directors, to delay cash compensation for services rendered. These agreements continued throughout the 2003 year.

Effective March 6, 2004, the agreements were modified as follows. The notes payable to related parties consist of uncollateralized, non-interest bearing notes of $43,500, and may be paid from the current offering proceeds. The notes payable to related parties of $77,140 are uncollateralized, non-interest bearing notes payable from future cash flows with payment due March 6, 2006.

Note 7.  Shareowners’ Investment

As of December 31, 2003, the Company’s authorized share capital consists of 8,333,333 shares at $0.003 par value. There are no preference shares authorized. At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

Issued share capital and paid-in capital balances are:
                          Common Stock                               Paid-in
                                 Shares                Amount   Capital
Balance at December 31,
2001         2,018,833             $6,057   $581,659
Issuance of common shares                           437,500               1,312                        142,748
Balance at December 31,
2002                                              2,456,333               7,369     724,407
Issuance of common shares           50,000                  150         9,850
Balance at December 31,
2003         2,506,333              $7,519                     $734,257

10

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 8.  Stock Option Plans

Directors and consultants have been granted options to purchase common shares at fair market value. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board.  The following table summarizes information about stock options outstanding at December 31, 2003.

Grant Date                    Exercise Price                Options Outstanding     Options Exercisable
2001-2002     0.80      328,900         328,900
2002              1.00                                    60,500           60,500
2003                                1.00                                  179,200          179,200

            The weighted average exercise price of the stock options was $0.88 at December 31, 2003 with vesting simultaneous with the grant date. Options expire should a director retire or a consultant’s contract terminate. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

2003        2002        2001

Risk-free interest rate                             3%           2%          3%
Expected dividend      --              --            --
Expected volatility factor     30%         30%        30%
Expected option term                            3 years                                          4 years        4 years

During the year ending December 31, 2003, the Company adopted the disclosure provisions of SFAS No. 148, however, the transition provisions were not adopted.

All stock options are issued at fair market value on the date of grant. Accordingly, stock compensation expense for stock options granted during the periods is not recognized.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Fair value is determined using an option-pricing model, such as Black-Scholes, that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

11

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 8.  Stock Option Plans (Continued)

The following table summarizes what the operating results would have been if the fair value method of accounting for stock options had been utilized:

2003        2002                                         2001

Net Loss
As reported         $(134,064)             $(115,085)                                 $(15,596)
Pro forma              (150,192)               (126,159)                                   (35,846)
Earnings (Loss) Per Share—
Basic and Diluted
As reported             $ (0.05)                   $ (0.05)                                   $ (0.01)             Pro forma                  (0.06)                                         (0.05)                   (0.02)

Note 9.  Warrants

Warrants accompanied the shares issued during 2002. These warrants gave the shareowner the right, until May 31, 2003, to purchase additional shares for $2.00 per share. A total of 117,500 warrants were granted with the sale of the shares. Warrants granted in earlier years expired during the 2002 calendar year.

Note 10.  Income Taxes

The Company recorded current income tax expense of the California corporate minimum tax only.

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2002, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $456,000. The federal net operating loss carryforwards, if not utilized, will begin to expire in 2014.

12

California News Tech
Notes to Financial Statements
December 31, 2003 and 2002

Note 11.  Commitments and Contingencies

At December 31, 2003, the Company had no operating or rental leases.

At the annual meeting of the shareholders held February 8, 2003, a resolution was approved to grant 48,000 stock options to each of the directors, such options to vest at the rate of 2,000 options per month over the 24 month term of director service. The exercise price was set at $1.00 per share.

A change was made at the annual meeting held March 6, 2004 concerning the granting of stock options to directors. The plan now provides 1,000 options to be granted monthly to each director plus 5,000 options to each director attending a board meeting, up to a maximum of five (5) regular and special meetings per year. The exercise price remains at $1.00. The maximum number of options to be authorized annually cannot exceed 15% of the outstanding shares at each year end.

13

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

47

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding,

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or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of X-Net. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission
registration fee	$ 333
Transfer Agent Fees	$ 500
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$ 5,000
Miscellaneous	$ 4,167
--------------
Total	$45,000
========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In exchange for services rendered to the Company, we issued 1,666,667 shares of our common stock on January 22, 1999, to our founders, Mr. Marian Munz and Mr. Gary Schell, (each directors of our company at the time) Emmanuel Agorastos, Paul Lepus, Craig Doctor, James Hurst and Robert Jaspar in exchange for the technology and services necessary to start our business and a promissory note in the amount of $55,000. The table below sets forth the nature and value of the services provided and the corresponding stock was issued at par value. Mr. Munz is currently a director and our president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. In connection with this issuance, there was no public solicitation or general advertising used. On May 25, 2000, Mr. Schell returned to our treasury and agreed to cancel 166,667 shares. Mr. Munz agreed to cancel his $55,000 note on December 31, 2001. The 1,166,667 shares of common stock that were issued and are still owned by Marian Munz and Gary Schell are subject to a 5 year lock up agreement which only allows Mr. Munz and Mr. Schell to sell 20% of their holdings per year.

Name	Nature of Services Rendered	Value of Services Rendered
Bob Jaspar	Accounting	$60.00
Marian Munz	Technology	$2,000.00

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Gary Schell	Corporate Organization	$1,500.00
Emmanuel D. Agorastos	Capitalization	$400.00
Paul Lepus	Human Resources	$400.00
Craig Doctor	Public Relations	$65.00
Hurst	Public Relations	$75.00

We completed an offering of 191,502 shares of our common stock at a price of $0.15 per share to a total of 17 purchasers on March 31, 1999. The total amount we received from this offering was $28,725. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 333,333 shares of our common stock at a price of $1.80 per share to a total of 19 purchasers on July 30, 1999. The total amount we received from this offering was $600,000. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 13,998 shares of our common stock at a price of $7.50 per share to a total of 11 purchasers on June 30, 2000. The total amount we received from this offering was $105,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. With respect to this offering, each purchaser represented that they were an accredited investor and their intention was to acquire the securities for investment only and not with a view toward distribution. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

We completed an offering of 117,500 shares of our common stock at a price of $0.80 per share to a total of 13 purchasers on May 30, 2002. The total amount we received from this offering was $94,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission. With respect to this offering, each purchaser represented that they were an accredited investor and their intention was to acquire the securities for investment only and not with a view toward distribution. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On August 22, 2002, we borrowed $50,000 from Mr. Howard Fine in exchange for 50,000 shares of common stock and a 60 day, interest free, convertible promissory note. The promissory note was converted upon maturity into 250,000 shares of common stock. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. In connection with this issuance, there was no public solicitation or general advertising used.

On March 31, 2003 one of our directors, John Arkoosh exercised stock options by paying us $10,000 in exchange for 50,000 shares of our common stock. We had provided the

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underlying stock options to John Arkoosh as compensation for services rendered on December 1, 2001.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER     DESCRIPTION
------------     --------------------

3.1	Articles of Incorporation (1)
3.2	Amended Articles of Incorporation (1)
3.3	By-Laws (1)
4.1	Share Certificate (1)
5.1	Opinion of Cane O’Neill Taylor, LLC, with consent to use (2)
10.1	Share Lock Up Agreement with Gary Schell (1)
10.2	Share Lock Up Agreement with Marian Munz (1)
10.3	Subscription Agreement (3)
10.4	Independent Contractor Agreement with Martin Barrs (2)
10.5	Independent Contractor Agreement Amendment with Martin Barrs (2)
10.6	Independent Contractor Agreement with Marian Munz (2)
10.7	Independent Contractor Agreement with John Arkoosh, Sr. (2)
10.8	Independent Contractor Agreement with Jaspar & Associates (2)
10.9	Independent Contractor Agreement with George Serban (2)
10.10	Independent Contractor Agreement with Iulian Sirbu (2)
10.11	Independent Contractor Agreement with Stelian Marin (2)
10.12	Agreement in Settlement of Consulting Services Debt with Marian Munz
10.13	Agreement in Settlement of Consulting Services Debt with Robert C. Jaspar
10.14	Agreement in Settlement of Consulting Services Debt with John Arkoosh
10.15	Agreement in Settlement of Consulting Services Debt with Martin Barrs
23.1	Consent of Jewell & Langsdale, Certified Public Accountants
99.1	Disclaimer, Terms, and Conditions for use of DNAshare (4)
99.2	Database Licensing Agreement with Stanford University, (4) Communications Department

          (1)   Previously filed as an exhibit to the Registration Statement on Form SB-2 on July 24, 2003.
          (2)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 2 on October 06, 2003
          (3)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 3 on December 17, 2003
          (4)   Previously filed as an exhibit on the Registration statement on Form SB-2 Amendment No. 4 on July 14, 2004

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ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•    To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.
             Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with  the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

•    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities

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being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, California, on April 06, 2004.

                                                                                                                           CALIFORNIA NEWSTECH, INC.

                                                   By:   /s/ Marian Munz
                                               Marian Munz
                                               Chief Executive Officer
                                               President
                                               Director

                                                  By:    /s/ Robert C. Casper
                                               Robert C. Jaspar
                                               Secretary, Chief Financial Officer and Director

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